EXHIBIT 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of Caterpillar Financial Services Corporation:

We have completed integrated audits of Caterpillar Financial Services Corporation’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements
In our opinion, the consolidated financial statements appearing in this Form 8-K present fairly, in all material respects, the financial position of Caterpillar Financial Services Corporation and its subsidiaries (the "Company") at December 31, 2005, 2004, and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing within Caterpillar Financial Services Corporation's 2005 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audits. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

Peoria, Illinois
February 21, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of reclassifications of
2005, 2004 and 2003 amounts for reportable segments as discussed in
Note 16 as to which the date is November 13, 2006.

Caterpillar Financial Services Corporation
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
At December 31,
(Dollars in Millions, except share data)

	2005	2004	2003
Assets:
Cash and cash equivalents	$87	$98	$69
Finance receivables (Notes 2 and 3)
Retail notes receivable	4,916	4,580	4,372
Wholesale notes receivable	5,328	4,789	1,624
Notes receivable from Caterpillar (Note 14)	88	120	378
Finance leases and installment sale contracts - Retail	13,348	11,769	9,510
Finance leases and installment sale contracts - Wholesale	353	185	159
	24,033	21,443	16,043
Less: Unearned income	1,549	1,261	996
Allowance for credit losses	302	278	241
Total net finance receivables	22,182	19,904	14,806

Retained interests in securitized wholesale receivables (Note 4)	-	-	1,550

Equipment on operating leases,
less accumulated depreciation (Note 5)	2,631	2,569	2,319
Deferred income taxes (Note 12)	33	28	19
Other assets	966	973	1,228
Total assets	$25,899	$23,572	$19,991

Liabilities and stockholder's equity:
Payable to dealers and others	$221	$221	$177
Payable to Caterpillar - other (Note 14)	25	23	16
Accrued expenses	283	179	175
Income taxes payable	69	23	54
Payable to Caterpillar - borrowings (Note 14)	199	333	475
Short-term borrowings (Note 8)	4,997	5,464	4,510
Current maturities of long-term debt (Note 9)	4,153	3,519	2,943
Long-term debt (Note 9)	12,611	10,713	9,084
Deferred income taxes and other liabilities (Note 12)	375	377	259
Total liabilities	22,933	20,852	17,693

Commitments and contingent liabilities (Note 11)

Common stock - $1 par value
Authorized: 2,000 shares; Issued and
outstanding: one share (at paid in amount)	745	745	745
Retained earnings	2,054	1,690	1,403
Accumulated other comprehensive income	167	285	150
Total stockholder's equity	2,966	2,720	2,298

Total liabilities and stockholder's equity	$25,899	$23,572	$19,991

See Notes to Consolidated Financial Statements.

Caterpillar Financial Services Corporation
CONSOLIDATED STATEMENT OF PROFIT
For the Years Ended December 31,
(Dollars in Millions)

	2005	2004	2003
Revenues:
Wholesale finance	$353	$211	$164
Retail finance	1,073	851	788
Operating lease	772	722	661
Other	156	140	123
Total revenues	2,354	1,924	1,736

Expenses:
Interest	783	532	483
Depreciation on assets leased to others	615	575	527
General, operating, and administrative	312	279	240
Provision for credit losses	92	105	101
Other	15	9	9
Total expenses	1,817	1,500	1,360

Profit before income taxes	537	424	376

Provision for income taxes (Note 12)	173	137	120
Profit	$364	$287	$256

See Notes to Consolidated Financial Statements.

Caterpillar Financial Services Corporation
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For the Years Ended December 31,
(Dollars in Millions)

	2005		2004		2003
Common stock - one share (at paid-in amount):
Balance at beginning of year	$745		$745		$745
Balance at year-end	745		745		745

Retained earnings:
Balance at beginning of year	1,690		1,403		1,147
Profit	364	$364	287	$287	256	$256
Balance at year-end	2,054		1,690		1,403

Accumulated other comprehensive income/ (loss):
Foreign currency translation adjustment
Balance at beginning of year	278		163		(38)
Aggregate adjustment for year	(137)	(137)	115	115	201	201
Balance at year-end	141		278		163
Interest rate derivative instruments (net of tax) (Notes 1F and 10)
Balance at beginning of year net of tax of: 2005 - $1; 2004 - $(9); 2003 - $(20)	-		(18)		(40)
Gains/(losses) deferred during year net of tax of: 2005 - $8; 2004 - $(17); 2003 - $(8)	12	12	(31)	(31)	(15)	(15)
Losses reclassed to earnings during year net of tax of: 2005 - $6, 2004 - $27; 2003 - $19	10	10	49	49	37	37
Balance at year-end net of tax of: 2005 - $15; 2004 - $1; 2003 - $(9)	22		-		(18)
Other instruments (net of tax)
Balance at beginning of year	7		5		1
Aggregate adjustment for year	(3)	(3)	2	2	4	4
Balance at year-end	4		7		5
Total accumulated other comprehensive Income	167		285		150

Comprehensive income		$246		$422		$483

Total stockholder's equity	$2,966		$2,720		$2,298

See Notes to Consolidated Financial Statements.

 Caterpillar Financial Services Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31,

(Dollars in Millions)

	2005	2004	2003
Cash flows from operating activities:
Profit	$364	$287	$256
Adjustments for non-cash items:
Depreciation of equipment on operating leases and non-leased equipment	636	597	547
Amortization of purchase discount	(260)	(137)	(115)
Provision for credit losses	92	105	101
Gain on sale of receivables	(19)	(20)	(28)
Other, net	(85)	18	(8)
Changes in assets and liabilities:
Receivables from customers and others	12	(40)	(105)
Other receivables/payables with Caterpillar	-	15	(4)
Payable to dealers and others	3	30	13
Accrued expenses	149	(40)	(91)
Income taxes payable	47	(33)	36
Other assets	(3)	1	2
Net cash provided by operating activities	936	783	604

Cash flows from investing activities:
Expenditures for equipment on operating leases and for non-leased equipment	(1,297)	(1,228)	(1,136)
Proceeds from disposals of equipment	763	646	640
Additions to finance receivables	(33,961)	(20,556)	(12,607)
Collections of finance receivables	29,449	16,963	9,802
Additions to retained interests in securitized wholesale receivables	-	(6,686)	(7,447)
Collections of retained interests in securitized wholesale receivables	-	5,722	7,129
Proceeds from sales of receivables	1,430	1,363	1,760
Notes receivable from Caterpillar	24	245	(52)
Proceeds from sale of partnership investment	-	290	-
Investment in partnerships	5	4	12
Other, net	17	25	(223)
Net cash used for investing activities	(3,570)	(3,212)	(2,122)

Cash flows from financing activities:
Payable to Caterpillar - borrowings	(111)	(159)	(376)
Proceeds from debt issued (original maturities greater than 3 months)	14,000	10,407	11,825
Payments on debt issued (original maturities greater than 3 months)	(10,960)	(8,611)	(9,562)
Short-term borrowings (original maturities three months or less) - net	(298)	812	(407)
Net cash provided by financing activities	2,631	2,449	1,480

Effect of exchange rate changes on cash	(8)	9	7

Net change in cash and cash equivalents	(11)	29	(31)

Cash and cash equivalents at beginning of year	98	69	100

Cash and cash equivalents at end of year	$87	$98	$69

See Notes to Consolidated Financial Statements.
All short-term investments, which consist primarily of highly liquid investments with original maturities of less than three months, are considered to be cash equivalents.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of consolidation

Caterpillar Financial Services Corporation, a Delaware corporation organized in 1981 (together with its subsidiaries, "Cat Financial," "the Company," "we," and "our"), is a wholly owned finance subsidiary of Caterpillar Inc. (together with its other subsidiaries, "Caterpillar" or "Cat"). Our primary business is to provide retail-financing alternatives for Caterpillar products to customers and dealers around the world. Such retail financing is primarily comprised of financing of Caterpillar equipment, machinery, and engines. In addition, we also provide financing for vehicles, power generation facilities, and marine vessels that, in most cases, incorporate Caterpillar products. We also provide wholesale financing to Caterpillar dealers and purchase short-term dealer receivables from Caterpillar.

The financial statements include the accounts of Cat Financial. Investments in companies that are owned 20% to 50% or are less than 20% owned and for which we have significant influence are accounted for by the equity method. Investments in companies that are less than 20% owned and for which we do not have significant influence are accounted for by the cost method. We consolidate all variable interest entities where we are the primary beneficiary. All material intercompany balances have been eliminated. The assets of Caterpillar Financial Services Corporation are not available to pay creditors of any of its affiliates.

Certain amounts for prior periods have been reclassified to conform to the current period presentation.

B. Recognition of earned income

•
Retail finance revenue on finance leases, installment sale contracts, and governmental (non-federal) tax leases is recognized over the term of the contract at a constant rate of return on the scheduled outstanding principal balance.

•	Operating lease revenue is recorded on a straight-line basis in the period earned over the life of the contract.
•
Wholesale revenue on dealer inventory, rental fleets, rental stores, short-term dealer receivables, and on retained interests in securitized wholesale receivables is recognized based on the daily balance of wholesale receivables outstanding and the applicable effective interest rate.

•	Loan origination and commitment fees over five hundred dollars are deferred and then amortized to finance revenue using the interest method over the life of the finance receivables.

Recognition of income is suspended when management determines that collection of future income on loans or finance leases is not probable (generally after 120 days past due). Accrual is resumed, and previously suspended income is recognized, when the receivable becomes contractually current and/or collection doubts are removed. Cash receipts on impaired loans or finance leases are first recorded against the receivable and then to any unrecognized income. A loan or finance lease is considered impaired, based on current information and events, if it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan or finance lease.

C. Depreciation

Depreciation for equipment on operating leases is recognized using the straight-line method over the lease term, typically one to seven years. The depreciable basis is the original cost of the equipment less the estimated residual value of the equipment at the end of the lease term.

D. Residual values

The residuals for leases classified as operating leases, in accordance with Statement of Financial Accounting Standards No. 13 (SFAS 13), "Accounting for Leases", are included in Equipment on operating leases. The residuals for leases classified as capital leases, in accordance with SFAS 13, are included in Finance leases and installment sale contracts.

During the term of the leases, residual amounts are monitored. If estimated market values significantly decline due to economic factors, obsolescence, or other adverse circumstances, the residuals are adjusted to the lower estimated values by a charge to earnings. For equipment on operating leases, the charge is recognized through depreciation expense. For finance leases, it is recognized through a reduction of finance revenue.

E. Amortization

Debt issuance costs are capitalized and amortized to interest expense over the term of the debt issue.

F. Derivative financial instruments

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates and interest rates. Our "Risk Management Policy" (Policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate and interest rate exposure. Our Policy specifies that derivatives are not to be used for speculative purposes. Derivatives that we use are primarily foreign currency forward and option contracts and interest rate swaps. Our derivative activities are subject to the management, direction, and control of our financial officers. Risk management practices, including the use of financial derivative instruments, are presented to the Audit Committee of the Caterpillar Board of Directors at least annually.

All derivatives are recognized on the balance sheet at their fair value. All derivatives in a net receivable position are included in Other assets, and those in a net liability position are included in Accrued expenses. Cash flows related to these instruments are reflected in the operating activities section of the Consolidated Statement of Cash Flows. On the date the derivative contract is entered into, we designate the derivative as (1) a hedge of the fair value of a recognized liability ("fair value" hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid ("cash flow" hedge), or (3) an "undesignated" instrument. Changes in the fair value of a derivative that is qualified, designated, and highly effective as a fair value hedge, along with the gain or loss on the hedged liability that is attributable to the hedged risk, are recorded in current earnings. Changes in the fair value of a derivative that is qualified, designated, and highly effective as a cash flow hedge are recorded in other comprehensive income until earnings are affected by the forecasted transaction or the variability of cash flow, and are then reported in current earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings.

We formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges to specific liabilities on the balance sheet and linking cash flow hedges to specific forecasted transactions or variability of cash flow.

We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively, in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). Please refer to Note 10 for more information on derivatives, including the methods used to account for them.
G. Allowance for credit losses

The allowance for credit losses is evaluated on a regular basis and adjusted based upon management's best estimate of probable losses inherent in our finance receivables. Uncollectible receivable balances, including accrued interest, are written off against the allowance for credit losses when the underlying collateral is repossessed or when we determine that it is probable the receivable balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance when received.

H. Income taxes

We have a tax sharing agreement with Caterpillar Inc. under which we combine our tax position with Caterpillar's when appropriate. When we combine our tax positions under this agreement, we pay to or receive from Caterpillar our allocated share of income taxes or credits.

Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities netted by tax jurisdiction and taxpayer.

I. Foreign currency translation

Assets and liabilities of foreign subsidiaries (the majority of which use the local currency as their functional currency) are translated at current exchange rates. The effects of translation adjustments are reported as a separate component of accumulated other comprehensive loss entitled "Foreign currency translation adjustment." Gains and losses resulting from the translation of foreign currency amounts to functional currency are included in Other revenue on the Consolidated Statement of Profit.

J. Sales and servicing of finance receivables

We periodically sell retail receivables in securitization transactions. When retail finance receivables are securitized, we retain interests in the receivables in the form of interest-only strips, servicing rights, cash reserve accounts, and subordinated certificates. The retained interests are recorded in Other assets at fair value. We estimate fair value based on the present value of future expected cash flows using key assumptions for credit losses, pre-payment speeds, and discount rates. Gains or losses are recorded in Other revenue at the time of sale and are based on the estimated fair value of the assets sold and retained and liabilities incurred, net of transaction costs.

Prior to June 2005, wholesale finance receivables were securitized. The retained interests in these receivables were held in the form of certificates. Currently, Cat Financial sells interests in wholesale receivables to third-party commercial paper conduits, where we retain the remaining interests in the receivables. The carrying value of the remaining interests approximates fair value due to the short-term nature of these receivables and is included in Wholesale notes receivable. Gains or losses included in Other revenue are principally the difference between the unearned discount on the sold portion less the related costs.

Please refer to Note 4 for more information on sales and servicing of finance receivables.

K. Use of estimates in the preparation of financial statements

We believe this information reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the consolidated statements of financial position, profit, changes in equity, and cash flows for the periods presented. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts. The most significant estimates are the allowance for credit losses and residual values for leased assets. Other significant estimates are the assumptions used to determine the fair value of derivatives and retained interests in securitizations. Actual results may differ from these estimates.

L. New accounting standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123R (revised 2004) "Share-Based Payment," (SFAS 123R). SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also establishes fair value as the measurement method in accounting for share-based payments with employees. The FASB required the provisions of SFAS 123R be adopted for interim or annual periods beginning after June 15, 2005. In April 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. In accordance with this rule, Caterpillar Inc. adopted this new accounting standard effective January 1, 2006. Caterpillar Inc. adopted the new guidance using the modified prospective method. See Caterpillar Inc.'s 2005 Form 10-K and our Note 14 of Notes to Consolidated Financial Statements for more details. The amount to be charged to Cat Financial by Caterpillar Inc. in 2006 is not expected to have a material impact on our financial statements.

In March 2005, the FASB Issued FIN 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations." FIN 47 clarifies that SFAS 143 requires accrual of the fair value of legally required asset retirement obligations if sufficient information exists to reasonably estimate the fair value. We adopted this new accounting standard on December 1, 2005. The adoption of FIN 47 did not have any impact on our financial statements.

In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS 154), "Accounting Changes and Error Corrections." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective applications to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, this Statement requires that a change in depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This new accounting standard is effective January 1, 2006. The adoption of SFAS 154 is not expected to have a material impact on our financial statements.

NOTE 2 - RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

The contractual maturities and future scheduled payments of outstanding receivables, at December 31, 2005 were:

Amounts due in	Retail Installment Sale Contracts	Wholesale Installment Sale Contracts	Retail Finance Leases	Wholesale Finance Leases	Retail Notes	Wholesale Notes	Total

2006	$2,760	$37	$2,085	$73	$1,896	$4,766	$11,617
2007	1,988	13	1,465	52	850	269	4,637
2008	1,312	14	951	36	626	257	3,196
2009	657	10	516	19	439	19	1,660
2010	214	7	218	7	374	14	834
Thereafter	39	-	205	-	731	3	978
	6,970	81	5,440	187	4,916	5,328	22,922
Residual value			938	85			1,023
Less: Unearned income	681	4	623	18	74	149	1,549

Total	$6,289	$77	$5,755	$254	$4,842	$5,179	$22,396
Add: Caterpillar notes receivable							88
Less: Allowance for credit losses							302
Total net finance receivables							$22,182

Receivables generally may be repaid or refinanced without penalty prior to contractual maturity, and we also sell receivables. Accordingly, this presentation should not be regarded as a forecast of future cash collections.

Impaired loans or finance leases

A loan or finance lease is considered impaired, based on current information and events, if it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan or finance lease.

	2005	2004	2003
Impaired loans/finance leases for which there is a related allowance for credit losses	$33	$51	$98
Impaired loans/finance leases for which there is no related allowance for credit losses (due to sufficient underlying value)	73	130	177
Total investment in impaired loans/finance leases at December 31,	$106	$181	$275

Average investment in impaired loans/finance leases	$143	$265	$321

Non-accrual and past due loans or finance leases

We consider an account past due if any portion of an installment is due and unpaid for more than 30 days. Recognition of income is suspended and the account is placed on non-accrual status when management determines that collection of future income is not probable (generally after 120 days past due). Accrual is resumed, and previously suspended income is recognized, when the receivable becomes contractually current and/or collection doubts are removed.

	2005	2004	2003
Investment in loans/finance leases on non-accrual status at December 31,	$175	$176	$233
Investment in loans/finance leases past due over 90 days and still accruing	$31	$11	$25

In estimating the allowance for credit losses, we review accounts that are past due, non-performing, or in bankruptcy.

Allowance for credit losses activity for the year ended December 31,
	2005	2004	2003
Balance at beginning of year	$278	$241	$207
Provision for credit losses	92	105	101
Receivables written off	(62)	(88)	(104)
Recoveries on receivables previously written off	17	16	22
Adjustment related to sale of receivables	(12)	(6)	(4)
Foreign currency translation adjustment	(11)	10	19

Balance at end of year	$302	$278	$241

Allowance for credit losses, net of unearned income (excluding Notes receivable from Caterpillar) as a percent of finance receivables	1.35%	1.38%	1.49%

NOTE 3 - FINANCE LEASES

The components of finance leases at December 31, were as follows:

	2005	2004	2003
Total minimum lease payments receivable	$5,627	$4,948	$4,161
Estimated residual value of leased assets:
Guaranteed	466	431	369
Unguaranteed	557	541	563
	6,650	5,920	5,093
Less: Unearned income	641	564	512

Net finance leases	$6,009	$5,356	$4,581

NOTE 4 - SALES AND SERVICING OF FINANCE RECEIVABLES

Cat Financial securitizes retail installment sales contracts and finance leases into public asset-backed securitization facilities. In addition, Cat Financial has sold interests in wholesale receivables to third-party commercial paper conduits. These transactions provide a source of liquidity and allow for better management of our balance sheet capacity. In addition, we sell individual loans and leases to third parties to mitigate concentration of credit risk for certain customers. None of the proceeds from the receivables that are directly or indirectly sold to third parties in any of the foregoing transactions are available to pay our creditors.

Securitized Retail Installment Sales Contracts and Finance Leases. During 2005, 2004, and 2003, we securitized retail installment sale contracts and finance leases into public asset-backed securitization facilities. The securitization trusts involved in our retail securitizations are qualifying special-purpose entities (QSPEs) and thus, in accordance with Statement of Financial Accounting Standard 140 (SFAS 140) "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", are not consolidated. These finance receivables, which are being held in securitization trusts, are secured by new and used equipment. We retained servicing responsibilities and retained interests related to these securitizations. Retained interests include subordinated certificates with an initial fair value of $8 in 2005 ($8 in 2004 and $9 in 2003), an interest in future cash flows (excess) with an initial fair value of $1 in 2005 ($2 in 2004 and $14 in 2003), and reserve accounts each with an initial fair value of $12 ($10 in both 2004 and 2003). Our retained interests are generally subordinate to the investors’ interests and are included in Other Assets in our Consolidated Statement of Financial Position. A net gain of $12 was recognized on the 2005 transaction ($13 in 2004 and $22 in 2003). Significant assumptions used to estimate the fair value of the retained interests (excess and the reserve account) and subordinated certificates at the time of the transaction were:

	2005	2004	2003
Discount rate	10.8%	10.7%	11.0%
Weighted-average prepayment rate	14.0%	14.0%	14.0%
Expected credit losses	1.0%	1.0%	1.0%

These assumptions are based on our historical experience, market trends, and anticipated performance relative to the particular assets securitized.

During 2005, 2004, and 2003, we also serviced the finance receivables in the public securitizations for which we receive an annual servicing fee of approximately 1.0% of the unpaid note value, and thus have no servicing asset or liability.

As of December 31, 2005, 2004, and 2003, the subordinated retained interests in the public securitizations totaled $72, $73, and $73, respectively. Key assumptions used to determine the fair value of the retained interests as of such date were:

	2005	2004	2003
Cash flow discount rates on retained interests and subordinated tranches	10.7%	10.7%	9.1-10.8%
Weighted-average maturity in months	30	28	27
Average prepayment rate	14.0%	14.0%	14.0%
Expected credit losses	1.0%	1.0%	1.0%

To estimate the impact on our income of changes to the key economic assumptions used to estimate the fair value of residual cash flows in retained interests from retail finance receivable securitizations, we compute a "shocked" fair value of retained interests. The difference between the current fair value and the "shocked" fair value is an estimate of our sensitivity to a change in the assumptions. We determine the "shocked" fair value by applying 10% and 20% adverse changes to individual assumptions used to calculate the fair value at December 31, 2005. This estimate does not adjust for other variations that may occur should one of the assumptions actually change. Accordingly, no assurance can be given that actual results would be consistent with the results of our estimate. Our sensitivity analysis indicated that the impact of a 20% adverse change in individual assumptions used to calculate the fair value of all our retained interests at December 31, 2005, 2004, and 2003 would be $2 or less.

Characteristics of securitized retail receivables
	2005	2004	2003
Total securitized principal balance	$980	$815	$813
Average securitized principal balance for the year ended December 31	$1,085	$873	$884
Loans > 30 days past due at year end	$23	$26	$34
Net credit losses during the year	$3	$4	$6

Securitized Wholesale Receivables. We purchase Caterpillar North American dealer trade receivables at a discount. The discount is an estimate of the amount of revenue that would be earned at a market rate on the receivables over their expected life. We receive an annual servicing fee of approximately 1.0% of the average outstanding principal balance of the securitized wholesale receivables transferred to third party purchasers, and thus have no servicing asset or liability. Discount on the portion of the receivables that are not sold is amortized on an effective yield basis over the life of the receivables and recognized as Wholesale finance revenue. Because the receivables are short-term in nature, the carrying amount approximates the fair value, and the gain, included in Other revenue, is principally the difference between the unearned discount on the sold portion less the related costs over their remaining term. Expected credit losses are assumed to be 0% because dealer receivables have historically had no losses and none are expected in the future.

Prior to June 2005, we securitized wholesale receivables through a revolving securitization structure under which eligible dealer receivables purchased from Caterpillar were initially securitized into a trust ("Trust"). The Trust subsequently issued a certificate, collateralized by a portion of those dealer receivables, to third party purchasers, with a corresponding reduction in our retained interests in the Trust. The Trust involved in our wholesale securitization was a QSPE through August 2004 and thus, in accordance with SFAS 140, was not consolidated. The outstanding principal balance of the collateralized trust obligation certificate (CTO) was not included in our Consolidated Statement of Financial Position during these periods. The trust also issued a transferor certificate (certificated retained interest) to Cat Financial for the portion not represented by the CTO. The certificated retained interests were included in Retained interests in securitized wholesale receivables in our Consolidated Statement of Financial Position. Due to a high volume of dealer receivable financing activity from September 2004 through May 2005, we held more than 90% of the beneficial interest of the Trust in the form of retained interests. Thus, during this period, the Trust did not qualify as a QSPE as defined by SFAS 140. We therefore consolidated the Trust in accordance with FIN 46R, "Consolidation of Variable Interest Entities" (revised) as it represents a variable interest entity for which we are the primary beneficiary. As a result of the consolidation, there is no certificated retained interest reflected in our Consolidated Statement of Financial Position as of December 31, 2004. However, the receivables owned by the Trust of $2,587 are included in Wholesale notes receivables in our Consolidated Statement of Financial Position as of December 31, 2004. Other than the retained interests, the investors and the securitization facilities had no recourse to our assets for failure of debtors to pay when due. For our retained interests in securitized wholesale receivables, carrying amount approximated fair value due to the short-term nature of these receivables. During 2004 and 2003, we recognized a pre-tax gain on the sale of dealer receivables of $5 and $6, respectively.

In June 2005, the manner in which Cat Financial securitized wholesale receivables was restructured. As a result, the Trust was terminated and the receivables held by the Trust were transferred back to Cat Financial.

Characteristics of securitized wholesale receivables
	2005	2004	2003
Collateralized trust obligation balance at December 31	$-	$-	$240
Certificated retained interests balance at December 31	$-	$-	$1,550
Average collateralized trust obligation for the year ended December 31	$-	$240	$240
Average certificated retained interests in securitized wholesale receivables*	$-	$1,936	$1,350

* Due to the consolidation of the Trust discussed above, for 2004 there is no certificated retained interest balance, however, the receivables owned by the Trust of $2,587 were included in Wholesale notes receivables, and average balances include only the periods the Trust was a QSPE.

Cash flows from Retail and Wholesale securitizations
	2005		2004		2003
	Dealer Receivables	Finance Receivables	Dealer Receivables	Finance Receivables	Dealer Receivables	Finance Receivables
Cash proceeds from initial sales of receivables	$-	$829	$-	$639	$-	$661
Proceeds from collections reinvested in revolving securitization*	$-	$-	$663	$-	$1,099	$-
Proceeds from collections of retained interests in securitized wholesale receivables*	$-	$-	$5,722	$-	$7,129	$-
Servicing fees received*	$-	$11	$2	$9	$2	$8
Other cash flows received on retained interests	$-	$38	$-	$34	$-	$15

* For 2004, proceeds and servicing fees received include only the periods the Trust was a QSPE.

Sales of Interests in Wholesale Receivables. In June 2005, Cat Financial transferred an undivided interest of $240 in wholesale receivables to third party purchasers. In accordance with SFAS 140, this transfer to the third party purchasers is accounted for as a sale. During 2005, we recognized a pre-tax gain on the sale of wholesale receivables of $2. In addition, we receive an annual servicing fee of approximately 1.0% of the average outstanding principal balance of the interests in the wholesale receivables sold.

The remaining interests as of December 31, 2005 of $3,028 is included in Wholesale notes receivable in our Consolidated Statement of Financial Position. The cash collections from these receivables held by Cat Financial (including those attributable to the off-balance-sheet assets) are first applied to satisfy any obligations of Cat Financial to the third party purchasers. The third party purchasers have no recourse to our assets, other than the remaining interests, for failure of debtors to pay when due. For our remaining interests in wholesale receivables, carrying amount approximated fair value due to the short-term nature of these receivables.

Other managed assets. In addition to the sales and servicing of finance receivables, we also sell individual leases and finance receivables to third parties with limited or no recourse to us to reduce our concentration of credit risk related to certain customers. We maintain servicing for these off-balance-sheet assets, which totaled $237, $92, and $33 for 2005, 2004, and 2003, respectively.

Total off-balance-sheet managed assets at December 31,

	2005	2004	2003
Installment sale contracts securitized	$934	$767	$746
Finance leases securitized	46	48	67
Wholesale receivables securitized, net of certificated retained interests*	-	-	240
Less: retained interests (included in Other assets)	72	73	73
Off-balance-sheet securitized receivables	908	742	980
Wholesale receivables sold	240	-	-
Other managed assets	237	92	33
Total	$1,385	$834	$1,013

*Due to the consolidation of the Trust, at December 31, 2004 and termination of the Trust in June 2005, there were no off-balance-sheet wholesale receivables for these respective periods. At December 31, 2003, there were wholesale receivables securitized of $1,790 with related certificated retained interest of $1,550.

NOTE 5 - EQUIPMENT ON OPERATING LEASES

Components of equipment on operating leases, less accumulated depreciation at December 31, were as follows:

	2005	2004	2003
Equipment on operating leases, at cost	$3,789	$3,720	$3,357
Less: Accumulated depreciation	1,158	1,151	1,038

Equipment on operating leases, net	$2,631	$2,569	$2,319

At December 31, 2005, scheduled minimum rental payments for operating leases were as follows:

2006	2007	2008	2009	2010	Thereafter	Total
$634	$473	$281	$136	$66	$20	$1,610

NOTE 6 - CONCENTRATION OF CREDIT RISK

Our portfolio is primarily comprised of receivables under installment sale contracts, receivables arising from leasing transactions, notes receivable, and retained interests in securitized wholesale receivables. Percentages of the total value of our portfolio (total net finance receivables plus retained interests in securitized wholesale receivables plus equipment on operating leases, less accumulated depreciation) represented by each financing plan at December 31, were as follows:

	2005	2004	2003
Retail Financing:
Installment sale contracts	25%	24%	22%
Tax leases	17%	19%	20%
Customer loans	16%	16%	19%
Finance (non-tax) leases	15%	14%	14%
Dealer loans	4%	4%	6%
Government lease-purchase contracts	1%	1%	1%
Wholesale financing, including retained interests in securitized wholesale receivables	22%	22%	18%

Receivables from customers in construction-related industries made up approximately one-third of total finance receivables plus retained interests in securitized wholesale receivables at December 31, 2005, 2004, and 2003. No single customer or dealer represented a greater than 10% concentration of credit risk. We typically maintain a security interest in retail financed equipment and require physical damage insurance coverage on all financed equipment. For information concerning business segments see Note 16.

Regarding our derivative instruments, collateral is not generally required of the counterparties or of our company. We do not anticipate non-performance by us or any of the counterparties. Our exposure to credit loss in the event of non-performance by the counterparties is limited to only those gains that we have recorded, but have not yet received cash payment. At December 31, 2005, 2004, and 2003, the exposure to credit loss was $96, $78, and $88, respectively. For information concerning derivatives see Note 10.

NOTE 7 - CREDIT LINES

At December 31, 2005, we had the following credit lines available:

Revolving credit lines.  We participate in three global credit facilities with a syndicate of banks totaling $5,750 available in the aggregate to both Caterpillar Inc. and Caterpillar Financial Services Corporation (along with specified subsidiaries of Caterpillar Financial Services Corporation in connection with certain sub-facilities). These credit facilities are used to support commercial paper programs. Based on an allocation decision by Caterpillar Inc. and Caterpillar Financial Services Corporation, which can be revised at any time, the aggregate portion of the credit facilities available to Caterpillar Financial Services Corporation at December 31, 2005 was $5,150. A five-year facility of $1,625 expires in September 2010 and a five-year facility of $2,500 expires in September 2009. A 364-day facility of $1,625 expires in September 2006 and contains a provision that allows Caterpillar Inc. or Caterpillar Financial Services Corporation to obtain a one-year loan for up to the full amount of the facility in September 2006 that would mature in September 2007. Each of the facilities includes one or more sub-facilities that allow one or more specified subsidiaries of Caterpillar Financial Services Corporation to borrow in certain non-U.S. dollar currencies

As part of the 2005 global credit facilities renewal, the year-end leverage covenant has been increased to 8.5:1, from the previous level of 8:1, which aligns it with the 8.5:1 six-month moving average leverage covenant. At December 31, 2005, there were no borrowings under these lines, and we were in compliance with all debt covenants.

In addition to the syndicated global credit facilities, our Australian subsidiary has an A$50 (USD equivalent $37) credit facility with one bank to support its commercial paper program.

Credit lines from banks. These credit lines total $1,266 and will be eligible for renewal at various future dates or have no specified expiration date. They are used for local bank borrowings of subsidiaries. At December 31, 2005, we had $388 outstanding against these credit lines compared to $370 at December 31, 2004.

Variable amount lending agreements with Caterpillar. Under these agreements, we may borrow up to $1,832 from Caterpillar, and Caterpillar may borrow up to $1,237 from us. The agreements are in effect for indefinite periods of time and may be changed or terminated by either party with 30 days notice. We had notes payable of $199 and notes receivable of $88 outstanding at December 31, 2005, compared to notes payable of $333 and notes receivable of $120 at December 31, 2004. Please refer to Note 14 for more information concerning activity under these lines.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings outstanding at December 31 were comprised of the following:

	2005		2004		2003
	Balance	Avg. Rate	Balance	Avg. Rate	Balance	Avg. Rate

Commercial paper, net	$4,235	3.4%	$4,372	2.5%	$3,912	2.1%
Payable to banks	257	6.8%	370	6.6%	183	7.9%
Variable denomination floating rate demand notes	505	4.2%	482	2.3%	415	2.3%
Collateralized trust obligation*	-		240	2.3%	-
Total	$4,997		$5,464		$4,510
*This relates to consolidating the dealer securitization Trust at year-end 2004, described in Note 4 of the Notes to the Consolidated Financial Statements.

The average rate for Payable to banks increased slightly, .2% from 2004 to 2005. The decrease from 2003 to 2004 of 1.3% was primarily due to the increase in debt in foreign countries with lower interest rates.

Additional information about our short-term debt is as follows for the years ended December 31:

	2005	2004	2003
Average short-term borrowings	$5,021	$4,654	$3,784
Weighted average annual interest rate	3.3%	2.6%	2.7%

NOTE 9 - LONG-TERM DEBT

During 2005, we issued $5,942 of medium-term notes, of which $3,747 were at fixed interest rates and $2,195 were at floating interest rates, primarily indexed to LIBOR. At December 31, 2005, the outstanding medium-term notes had remaining maturities ranging up to 20 years. Cash paid for interest on both short-term and long-term borrowings in 2005, 2004, and 2003 was $753, $507, and $488, respectively.

Long-term borrowings outstanding at December 31 were comprised of the following:

	2005		2004		2003
	Balance	Avg. Rate	Balance	Avg. Rate	Balance	Avg. Rate

Medium-term notes	$16,186	4.1%	$13,992	3.3%	$11,720	3.0%
Payable to banks	344	8.7%	5	1.6%	70	2.8%
Loans from a company- owned partnership	8	7.0%	8	7.0%	7	7.0%
Unamortized discount	(6)		(5)		(2)
Deposit obligation *	232		232		232
Total	$16,764		$14,232		$12,027

*The deposit obligation has a corresponding security deposit, which is included in Other assets in the Consolidated Statement of Financial Position. This deposit obligation and corresponding security deposit relate to a financing arrangement, which provides us a return. This arrangement requires that we commit to a certain long-term obligation and provide a security deposit, which will fulfill this obligation when it becomes due.

The increase from 2004 to 2005 of 7.1% in the average rate for Payable to banks is due to the increase in debt in foreign countries with higher interest rates.

Long-term debt outstanding at December 31, 2005 matures as follows:

2006	$4,153
2007	3,875
2008	2,724
2009	1,987
2010	2,028
Thereafter	1,997

Total	$16,764

The above table includes $708 of medium-term notes that can be called at par value.

NOTE 10 - DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Our earnings and cash flows are subject to fluctuations due to changes in foreign currency exchange rates and interest rates. Our Risk Management Policy (Policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate and interest rate exposure. Our Policy specifies that derivatives are not to be used for speculative purposes. Derivatives that we use are primarily foreign currency forward and option contracts and interest rate swaps. Our derivative activities are subject to the management, direction, and control of our senior financial officers. Risk management practices, including the use of financial derivative instruments, are presented to the Audit Committee of the Caterpillar Inc. Board of Directors at least annually.

Foreign Currency Exchange Rate Risk

In managing foreign currency risk, our objective is to minimize earnings volatility resulting from conversion and the re-measurement of net foreign currency balance sheet positions. Our Policy allows the use of foreign currency forward and option contracts to offset the risk of currency mismatch between our receivables and debt. None of these foreign currency forward and option contracts are designated as a hedge. Other revenue included gains of $58, and losses of $45 and $128 on the undesignated contracts for 2005, 2004, and 2003 respectively, substantially offset by balance sheet re-measurement and conversion losses and gains.

Due to the long-term nature of our net investments in foreign subsidiaries, we generally do not hedge the related currency exposure.

Interest Rate Risk

Interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our practice is to use interest rate swap agreements to manage our exposure to interest rate changes and in some cases to lower the cost of borrowed funds.

We have a match funding policy that addresses interest rate risk by aligning the interest rate profile (fixed or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within pre-determined ranges on an ongoing basis. In connection with that policy, we use interest rate derivative instruments to modify the debt structure to match assets within the receivables portfolio. This match funding reduces the volatility of margins between interest-bearing assets and interest-bearing liabilities, regardless of which direction interest rates move. This is accomplished by changing the characteristics of existing debt instruments or entering into new agreements in combination with the issuance of new debt.

Our Policy allows us to use floating-to-fixed, fixed-to-floating, and floating-to-floating interest rate swaps to meet our match-funding objective. To support hedge accounting, we designate fixed-to-floating interest rate swaps as fair value hedges of the fair value of our fixed rate debt at the inception of the contract. Our practice is to designate most floating-to-fixed interest rate swaps as cash flow hedges of the variability of future cash flows at the inception of the swap contract to support hedge accounting.

The liquidation of fixed-to-floating interest rate swaps during 2005, 2004, and 2002 resulted in an aggregate gain which is being amortized to earnings ratably over the remaining life of the hedged debt. The unamortized balance is $14 as of December 31, 2005.

Gains/(losses) on fixed-to-floating interest swaps included in current earnings at December 31 included:

	2005	2004	2003
Gain/(loss) on designated interest rate derivatives—included in Other revenues	$(71)	$(28)	$(20)
Gain/(loss) on hedged debt—included in Other revenues	71	28	20
Gain on liquidated swaps—included in Interest expense	5	2	2

There were no circumstances where hedge treatment was discontinued during 2005, 2004, or 2003.

As of December 31, 2005, $12 of deferred net gains included in equity (Accumulated other comprehensive income), related to our floating-to-fixed interest rate swaps, is expected to be reclassified to Interest expense over the next twelve months. As of December 31, 2004, this projected reclassification was a net loss of $3. As of December 31, 2003, this projected reclassification was a net loss of $16. The results include amortized amounts of losses resulting from liquidated swaps. These liquidations occurred in the second quarters of 2005 and 2004. We liquidated forward-starting floating-to-fixed interest rate swaps due to the issuance of the hedged debt. Forward-starting interest rate swaps provide a hedge of the anticipated issuance of debt. The $1 remaining loss on these liquidated swaps will continue to be amortized to earnings ratably over the remaining life of the hedged debt.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

We have guaranteed to repurchase loans of certain Caterpillar dealers from third party lenders in the event of default. These guarantees arose in conjunction with our relationship with third party dealers who sell Caterpillar equipment. These guarantees generally have one-year terms and are secured, primarily by dealer assets. We have also provided a limited indemnity to a third party bank for $40 resulting from an assignment of certain leases to that bank. The indemnity is for the remote chance that the insurers of these leases would become insolvent. The indemnity expires December 15, 2012 and is unsecured. No loss has been experienced or is anticipated under any of these guarantees. At December 31, 2005, the recorded liability for these guarantees was $9, compared to $10 at December 31, 2004 and $5 at December 31, 2003. The maximum potential amount of future payments (undiscounted and without reduction for any amount that may possibly be recovered under recourse or collateralized provisions) we could be required to make under the guarantees at December 31 are as follows:

	2005	2004	2003
Guarantees with Caterpillar dealers	$434	$364	$380
Guarantees - other	80	62	37

Total guarantees	$514	$426	$417

We are party to agreements in the normal course of business with selected customers and Caterpillar dealers in which we commit to provide a set dollar amount of financing on a pre-approved basis. We also provide lines of credit to selected customers and Caterpillar dealers, of which a portion remains unused as of the end of the period. Commitments and lines of credit generally have fixed expiration dates or other termination clauses. It has been our experience that not all commitments and lines of credit will be used. Management applies the same credit policies when making commitments and granting lines of credit as it does for any other financing. We do not require collateral for these commitments/lines, but if credit is extended, collateral may be required upon funding. The amount of the unused commitments and lines of credit for dealers as of December 31, 2005 was $4,729 compared to $5,019 at December 31, 2004 and $4,784 at December 31, 2003. The amount of the unused commitments and lines of credit for customers as of December 31, 2005 was $1,972 compared to $1,499 at December 31, 2004 and $1,336 at December 31, 2003.

In addition, in the third quarter of 2005, a loss of $7 was reported related to the write-down of a repossessed marine vessel. Management continues to work toward disposition of this asset but cannot reasonably determine if there will be any further losses at this time.

We are party to various litigation matters and claims, and while the results cannot be predicted with certainty, management believes the final outcome of such matters and claims will not have a material adverse effect on our consolidated financial position, profit, or liquidity.

NOTE 12 - INCOME TAXES

The components of the provision for income taxes were as follows for the years ended December 31,

Current tax provision:	2005	2004	2003
U.S. federal	$132	$2	$12
Non-U.S.	61	50	53
State (U.S.)	(1)	-	4
	192	52	69
Deferred tax provision (credit):
U.S. federal	(24)	89	74
Non-U.S.	4	(1)	(28)
State (U.S.)	1	(3)	5
	(19)	85	51

Total provision for income taxes	$173	$137	$120

Cash paid for taxes	$144	$83	$36

Current tax provision is the amount of income taxes reported or expected to be reported on our tax returns. Under our tax sharing agreement with Caterpillar, we have paid to or received from Caterpillar, our allocated share of income taxes or credits each quarter.

Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities netted by tax jurisdiction and taxpayer. Our consolidated deferred taxes consisted of the following components at December 31:

Deferred tax assets:	2005	2004	2003
Allowance for credit losses	$77	$67	$63
Expected foreign tax credit	-	4	3
Foreign tax credit carryforwards	27	35	34
Net operating loss carryforwards	25	22	31
Deferred losses on derivative instruments	-	-	9
	129	128	140

Deferred tax liabilities - primarily depreciation	(407)	(441)	(355)
Valuation allowance for deferred tax assets	(7)	(4)	(8)
Deferred US tax on previously taxed foreign income	(9)	-	-
Deferred gains on derivative instruments & marketable securities	(16)	-	-
	(439)	(445)	(363)

Deferred taxes - net	$(310)	$(317)	$(223)

Of our foreign subsidiaries that are in net operating loss carryforward positions, there is not sufficient evidence to substantiate recognition of deferred tax assets. Accordingly, a valuation allowance has been recorded for this amount. It is possible that circumstances could change in the near term at one or more of these foreign subsidiaries, which would allow us to reduce the valuation allowance and to record additional net deferred tax assets.

As of December 31, 2005, amounts and expiration dates of net operating loss carryforwards in various non-U.S. taxing jurisdictions were:

2006	2007	2008	2009	2010 - 2015	Unlimited	Total
$1	$2	$-	$1	$44	$17	$65

As of December 31, 2005, the amounts and expiration dates of U.S. foreign tax credit carryforwards were:

2006	2007	2008	2009	2010	2011-2015	Total
$-	$-	$-	$-	$-	$27	$27

The provision for income taxes was different than would result from applying the U.S. statutory rate to Profit before income taxes for the years ended December 31, for the reasons set forth in the following reconciliation:

	2005	2004	2003
Taxes computed at U.S. statutory rates	$189	$148	$131
(Decreases) increases in taxes resulting from:
Finance revenue not subject to federal taxation	(5)	(4)	(4)
State income taxes, net of federal taxes	-	(2)	5
Subsidiaries' results subject to tax rates other than U.S. statutory rates	(11)	(4)	(13)
Other, net	-	(1)	1

Provision for income taxes	$173	$137	$120

We have recorded income tax expense at U.S. tax rates on all profits, except for undistributed profits of non-U.S. companies, which are considered indefinitely reinvested. Determination of the amount of unrecognized deferred tax liability related to indefinitely reinvested profits is not feasible.

Cat Financial has net operating loss (NOL) carryforwards on several state income tax returns. In some states, Cat Financial joins with Caterpillar Inc. in the filing of a combined return. Caterpillar Inc. booked, on a consolidated basis, a deferred state tax asset for the net tax benefit of state NOL carryovers, along with the required disclosures. In other states, Cat Financial files on a separate, stand alone basis. The net tax benefit associated with these returns is $7 as of year-end 2005, with an offsetting valuation allowance of $5. The valuation allowance arises as a result of litigation in some states, administrative appeals in other states, and the uncertainty that the carryovers will be able to be used in others.

As of December 31, 2005, amounts and expiration dates of net operating loss carryforwards in various U.S. state taxing jurisdictions were:

2006	2007	2008	2009	2010-2025	Total
$-	$-	$-	$-	$114	$114

In December 2004, the FASB issued FASB Staff Position No. 109-1 (FSP 109-1). FSP 109-1 provides accounting guidance for companies that will be eligible for a tax deduction resulting from "qualified production activities income" as defined in the American Jobs Creation Act of 2004 (Jobs Act). FSP 109-1 requires this deduction should be treated as a special deduction in accordance with SFAS 109 "Accounting for Income Taxes." The adoption of FSP 109-1 did not have a material impact on our financial statements.

In December 2004, the FASB issued FASB Staff Position No. 109-2 (FSP 109-2). FSP 109-2 provides accounting guidance for the one-time tax deduction of 85% of certain repatriated foreign earnings created by the Jobs Act. SFAS 109 requires a company to reflect in the period of enactment the effect of a new tax law. Due to the lack of clarification of certain provisions within the Jobs Act, FSP 109-2 allows companies time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act. The adoption of FSP 109-2 did not have a material impact on our financial statements.

The components of Profit before income taxes for the years ended December 31, were as follows:

	2005	2004	2003
U.S.	$322	$273	$246
Non-U.S.	215	151	130

Total	$537	$424	$376

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

We use the following methods and assumptions to estimate the fair value of our financial instruments:

Assets and liabilities other than those listed below - carrying amount is a reasonable estimate of fair value.

Finance receivables, net - fair value is estimated by discounting the future cash flows using current rates for new receivables with similar remaining maturities. Historical bad debts experience is also considered.

Long-term debt - fair value is estimated by discounting the future cash flows using our current borrowing rates for similar types and maturities of debt, except for floating rate notes for which the carrying amount is considered a reasonable estimate of fair value. Our deposit obligation carrying value approximated fair value.

Interest rate swaps - fair value is estimated based upon the amount we would receive or pay to terminate the agreements as of December 31.

Foreign currency forward and option contracts - fair value of forward contracts was determined by discounting the future cash flow resulting from the differential between the contract price and the forward rate. Fair value of option contracts was determined by using the Black-Scholes model.

Guarantees - fair value is estimated based upon the premium we would require to issue the same guarantee in a stand-alone arm’s-length transaction with an unrelated party.

The estimated fair values of financial instruments at December 31 are as follows:

	2005		2004		2003
	Carrying Amount	Fair Value	CarryingAmount	Fair Value	CarryingAmount	Fair Value
Finance receivables, net (excluding tax leases (1))	$20,374	$20,366	$18,167	$18,119	$13,260	$13,294

Long-term debt	$(16,764)	$(16,821)	$(14,232)	$(14,376)	$(12,027)	$(12,213)

Interest rate swaps:
In a net receivable position	$94	$94	$75	$75	$87	$87
In a net payable position	$(113)	$(113)	$(69)	$(69)	$(59)	$(59)

Forward exchange contracts:
In a net gain position	$1	$1	$3	$3	$1	$1
In a net loss position	$(5)	$(5)	$(19)	$(19)	$(40)	$(40)

Guarantees(2)	$(9)	$(10)	$(10)	$(10)	$(5)	$(9)

(1)	Excluded items have a net carrying value of $1,719 at December 31, 2005, $1,737 at December 31, 2004, and $1,546 at December 31, 2003.
(2)	The carrying amount provisions of FASB Interpretation No. 45 are effective for guarantees issued or modified subsequent to December 31, 2002 only, whereas the fair value amount is for all guarantees.

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

We have a Support Agreement with Caterpillar Inc. which provides that Caterpillar Inc. (1) will remain, directly or indirectly, our sole owner, (2) cause us to maintain a net worth of at least $20, and (3) ensure that we maintain a ratio of earnings and interest expense to interest expense (as defined by the Support Agreement) of not less than 1.15 to 1. In 2005, 2004, and 2003, Caterpillar Inc. did not make any capital contributions. Although this agreement can be modified or terminated by either party, any modification or termination which would adversely affect holders of our debt is required to be approved by holders of 66-2/3% of the aggregate outstanding debt. Caterpillar's obligation under this agreement is not directly enforceable by any of our creditors and does not constitute a guarantee of any of our obligations. There were no cash dividends declared or paid to Caterpillar Inc. in 2005, 2004, or 2003.

The rates/prices for our transactions with Caterpillar are set based on arms-length transactions.

We have variable amount lending agreements with Caterpillar. Under these agreements, we may borrow up to $1,832 from Caterpillar, and Caterpillar may borrow up to $1,237 from us. The agreements are in effect for indefinite periods of time and may be changed or terminated by either party with 30 days notice. Information concerning these agreements is as follows:

	2005	2004	2003
Notes payable at December 31,	$199	$333	$475
Notes receivable at December 31,	$88	$120	$378
Interest expensed	$18	$11	$12
Interest earned	$10	$10	$7

We entered into forward exchange contracts with Caterpillar through January 2005 to hedge our U.S. dollar denominated positions in Australia against currency fluctuations. These contracts had terms generally ranging up to three months. These contracts totaled $6 at December 31, 2004 and $8 at December 31, 2003.

We have agreements with Caterpillar to purchase, at a discount, certain receivables generated by sales of products to Caterpillar dealers. Under these programs, we use a portion of collections each week to purchase additional receivables. Information pertaining to these purchases is as below:

	2005	2004	2003
Purchases made	$21,326	$17,741	$12,957
Discounts earned	$264	$148	$109
Servicing fees paid	$1	$3	$1
Balance at December 31,	$4,191	$3,503	$2,371
Effective interest rate for additional weekly receivable purchases at December 31,	7.03%	5.05%	3.99%

We participate in certain marketing programs sponsored by Caterpillar by providing financing to customers at rates below standard rates. Under these programs, Caterpillar subsidizes an amount at the outset of the transaction, which we then recognize as revenue over the term of the financing. During 2005, we received $294 relative to such programs, compared with $244 in 2004 and $173 in 2003.

Caterpillar provides us with certain operational and administrative support, which is integral to the conduct of our business. Our employees are covered by various benefit plans, including pension/post-retirement plans, administered by Caterpillar. We reimburse Caterpillar for these charges, which amounted to $17 in 2005, $15 in 2004, and $14 in 2003. However, Cat Financial has not made any direct contributions to the Caterpillar benefit plans during 2005, 2004, or 2003. Effective January 1, 2006, Caterpillar will expense the cost related to stock options and we will reimburse Caterpillar for our allocated charges. The amount to be charged to Cat Financial by Caterpillar Inc. in 2006 is not expected to have a material impact on our financial statements. Other corporate services for which we reimburse Caterpillar amounted to $21 in 2005, $16 in 2004, and $13 in 2003.

We provide administrative support and office space to certain Caterpillar subsidiaries. Caterpillar reimburses us for these charges, which amounted to $8 in 2005, $10 in 2004, and $5 in 2003.

We have a tax sharing agreement with Caterpillar under which we combine our tax position with Caterpillar's when appropriate. When we combine our tax positions under this agreement, we pay to or receive from Caterpillar our allocated share of income taxes or credits. In 2003, we received an interest payment of $9 from Caterpillar Inc. related to the intercompany effects of an audit settlement with the Internal Revenue Service for several prior tax years.

NOTE 15 - LEASES

We lease certain offices and other property through operating leases. Rental expense is charged to operations as incurred. Total rental expense for operating leases was $18 for 2005, $17 for 2004, and $17 for 2003. At December 31, 2005, minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

2006	$13
2007	13
2008	12
2009	11
2010	10
Thereafter	35
Total	$94

NOTE 16 - SEGMENT INFORMATION

Our segment data is based on disclosure requirements of Statement of Financial Accounting Standards No. 131, which requires that financial information be reported on the basis that is used internally for measuring segment performance. Internally, we report information for operating segments based on management responsibility. The five segments offer primarily the same types of services (see Note 1).

On January 1, 2006, $232 of assets, primarily finance receivables, from the North America segment were reclassified to the Cat Power Finance segment in the amount of $216 and to the Diversified Services segment in the amount of $16 in order to maintain alignment with management responsibility. Prior year data has been reclassified to conform to the new structure. We segregate information as follows:

•	North America: We have offices in the United States and Canada that serve local dealers and customers. This segment also provides project financing in various countries.

•
Europe: We have offices in Europe to serve European dealers and customers. This segment also includes our office in Russia, which serves dealers and customers in the Commonwealth of Independent States.

•	Asia-Pacific: We have offices in Australia, New Zealand, and Asia that serve local dealers and customers.

•
Diversified Services: Included is our Global Accounts Division, which primarily provides cross-border financing to customers in countries in which we have no local presence; Marine Services Division, which primarily finances marine vessels with Caterpillar engines for all countries; and our offices in Latin America that serve local dealers and customers.

•
Cat Power Finance: This segment primarily provides debt financing for Caterpillar electrical power generation, gas compression and co-generation systems (including the related non-Caterpillar equipment included in these systems), as well as non-Caterpillar equipment that is powered by Caterpillar engines, for all countries.

Debt and other expenses for the Global Accounts, Marine Services, and Cat Power Finance divisions are allocated to their respective segments from the North America, Europe, and/or Asia-Pacific segments based on their respective portfolios. The provision for credit losses included in each segment’s profit is based on each segment’s share of the Company’s allowance for credit losses. In fourth quarter 2005, we enhanced our methodologies to provide better estimates at the segment level for provision for credit losses and allowance for credit losses. The revised estimates are reflected in the 2005 segment data below. Data for 2004 and 2003 was not revised because information for prior years is not available under the enhanced methodology. The related interest expense is calculated based on the amount of allocated debt and the rates associated with that debt. Inter-segment revenues are based on the amount of respective portfolio and the rates associated with that portfolio.

The financial data is presented in accordance with accounting principles generally accepted in the United States of America. Inter-segment amounts, reflected in the tables, result principally from lending activities between segments. A smaller amount results from charges between segments for services provided.

2005	North America	Europe	Asia- Pacific	Diversified Services	Cat Power Finance	Total
External revenue	$1,416	345	193	309	91	$2,354
Inter-segment revenue	$34	-	-	-	-	$34
Profit	$221	59	30	25	29	$364
Interest expense	$482	92	66	143	34	$817
Depreciation expense	$441	98	52	41	4	$636
Provision for income taxes	$124	20	12	8	9	$173
Assets at December 31, 2005	$15,238	4,271	2,053	4,880	1,402	$27,844
Expenditures for equipment on operating leases and for non-leased equipment	$865	158	167	99	8	$1,297

2004	North America	Europe	Asia- Pacific	Diversified Services	Cat Power Finance	Total
External revenue	$1,120	344	139	244	77	$1,924
Inter-segment revenue	$21	-	-	-	-	$21
Profit	$157	50	15	43	22	$287
Interest expense	$300	85	40	98	30	$553
Depreciation expense	$398	116	49	30	4	$597
Provision for income taxes	$85	20	7	16	9	$137
Assets at December 31, 2004	$13,046	4,641	1,689	4,642	1,630	$25,648
Expenditures for equipment on operating leases and for non-leased equipment	$831	163	119	110	5	$1,228

2003	North America	Europe	Asia- Pacific	Diversified Services	Cat Power Finance	Total
External revenue	$1,012	316	96	247	65	$1,736
Inter-segment revenue	$18	-	-	-	-	$18
Profit	$116	53	10	54	23	$256
Interest expense	$296	79	25	80	21	$501
Depreciation expense	$350	110	36	46	5	$547
Provision for income taxes	$77	8	4	22	9	$120
Assets at December 31, 2003	$11,305	4,088	1,147	4,329	1,254	$22,123
Expenditures for equipment on operating leases and for non-leased equipment	$654	197	147	130	8	$1,136

Reconciliation:
Interest expense	2005	2004	2003
Interest expense from segments	$817	$553	$501
Inter-segment interest expense	(34)	(21)	(18)
Total	$783	$532	$483

Assets	2005	2004	2003
Assets from segments	$27,844	$25,648	$22,123
Investment in subsidiaries	(936)	(925)	(893)
Inter-segment balances	(1,009)	(1,151)	(1,239)
Total	$25,899	$23,572	$19,991

Inside and outside the United States:

Revenue	2005	2004	2003
Inside U.S.	$1,491	$1,193	$1,129
Inside Canada	250	209	164
Outside U.S. and Canada	613	522	443
Total	$2,354	$1,924	$1,736

Equipment on Operating Leases and Non-Leased Equipment, Net	2005	2004	2003
Inside U.S.	$1,569	$1,492	$1,430
Inside Canada	587	497	326
Outside U.S. and Canada	598	694	659
Total	$2,754	$2,683	$2,415

NOTE 17 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

2005	First quarter	Second quarter	Third quarter	Fourth quarter
Total revenues	$543	$587	$596	$628
Profit before taxes	$124	$138	$130	$145
Profit	$83	$90	$87	$104

2004
Total revenues	$457	$467	$476	$524
Profit before taxes	$107	$97	$113	$107
Profit	$72	$63	$82	$70

2003
Total revenues	$403	$445	$445	$443
Profit before taxes	$78	$108	$103	$87
Profit	$51	$71	$67	$67